                                                           EXHIBIT 6.04

COLUMBIA INSURANCE GROUP

[LOGO]

AGENCY
CONTRACT

                                Agency Agreement

The parties to this Agency Agreement (this "Agreement") are:

     /X/ COLUMBIA MUTUAL INSURANCE COMPANY

     /X/ COLUMBIA NATIONAL INSURANCE COMPANY

     / / CITIZENS MUTUAL INSURANCE COMPANY

     /X/ PATRONS INSURANCE COMPANY

     / / GREAT PLAINS MUTUAL INSURANCE COMPANY

referred to as "we", "us", "our(s)", or "Company" and

BROOKE CORPORATION
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Agency Name

205 E. STREET
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P 0 BOX 426
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Agency Street Address

PHILLIPSBURG KS 67661
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Agency City, State, Zip Code

48-1009756
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S.S.N. or Federal Tax I.D. Number

/X/ Corporation       / / Individual

referred to as "you", "your(s)", "Agent" or "Agency".

     THE EFFECTIVE DATE OF THIS AGREEMENT IS April 1, 2000
                                             -----------------------------------

It is hereby agreed between the parties as follows:

I.        AUTHORITY AND RESPONSIBILITY OF AGENT
--------------------------------------------------------------------------------

You are hereby authorized to transact business with us as an independent agent as follows:

     A. You are an independent contractor and not an employee of ours. You shall have exclusive control of the conduct of the agency and the selection of companies represented.


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     B.   You may solicit, receive and transmit to us proposals for insurance contracts which are offered by us and for which commission is specified in the attached Commission Schedule(s). You agree to comply with all laws affecting your operations and to maintain valid agent, agency or broker licenses throughout the term of this Agreement.

     C. You may bind the kinds of insurance contracts to which this Agreement applies as we, in our sole discretion, may authorize in writing from time to time, and subject to such restrictions as we may establish. You shall not alter, modify, waive or change any provision or condition of our insurance contracts, bonds, rates, underwriting or rating rules or rating plans. You shall mail, deliver or forward to us copies of all binders, policies, certificates and endorsements issued by you within seven (7) working days of the effective date of such binder, policy, certificate or endorsement.

     D. You may exercise your authority personally or through your authorized employees, subject to all applicable statutes and rules and regulations of the Company.

     E. You shall have no authority to appoint sub-agents nor to accept business from any insurance broker without first obtaining written consent from us. In the event, that we authorize you to transmit business obtained from such sub-agents or brokers, the name and address of such sub-agent or broker shall be clearly identified on the application for insurance.

     F. You may countersign insurance contracts, certificates and endorsements, but only for the kinds of insurance specified in the applicable Commission Schedule(s).

     G. In accordance with applicable laws, regulations and policy provisions, you may cancel or non-renew any insurance contract placed by you with us and, at your request, we will:

          1.   Cancel any such insurance contract;

          2.   Decline to renew any such insurance contract;

          3. Give advance written notice of nonrenewal to the policyholder under such insurance contract.

     We will cancel or non-renew at your request, only if permitted by applicable statues.

     Nothing in this Agreement shall restrict or interfere with our right, for any reason, to cancel or non-renew any insurance contract issued by or through you.

     H. You will collect, account, receipt for and pay premiums on business placed with the company by you, as specified in Section II.

     I. We may, at our sole discretion, withdraw, limit or otherwise modify your authority to submit new or renewal proposals for any or all kinds of insurance by giving you sixty (60) days written notice, or such longer period, as may be required by applicable statute.

     J. Your authority under this Agreement is subject to restrictions imposed by law or regulation and our underwriting rules, regulations and such other instructions, procedures and directives, as we may prescribe or amend from time to time.

     K. You will disclose to us all relevant information known to you regarding business that you place or propose to place with us. In addition, you will promptly report to us all relevant loss and claim information, in any way relating to insurance contracts placed with us.

     L. Any default in your responsibilities to any one of the companies shall be deemed to be a default with respect to all such companies.


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II.       PREMIUM ACCOUNTING AND PAYMENT
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As provided in Section I., paragraph H., you have authority to collect, receipt for and receive premiums on insurance contracts solicited by you and accepted by us. You agree that all such premiums, including return premiums, are our property and that all such funds, less commissions, are held in trust by you in a fiduciary capacity and shall be properly and promptly remitted to us. You shall promptly refund to us all unearned commissions on policies which are cancelled or reduced at the same rate as the commission originally retained or paid.

Unless otherwise authorized by us in writing, you shall maintain premium monies in a premium trust bank account which is separate from and not commingled with your operating funds.

You shall not extend credit to an insured and nothing in this Agreement shall constitute an authorization for an extension of credit on our behalf.

You agree to expend reasonable efforts to assist the Company in collecting unpaid premiums or other amounts owed by insureds in connection with policies written by you.

A.        AGENCY BILLED POLICIES

On business placed by you which we do not designate as "direct billed", the following provisions apply:

     1. We will provide you with a monthly account of all premium, returned premium and commission transactions pertaining to your agency bill business. Payments shall be directed to such place as we may designate from time to time. You agree to remit any balance due to us not later than forty-five (45) days after the end of the month for which such statement was prepared,

     2. Any request from you for flat cancellation of a policy or binder must be received by us within thirty (30) days of the effective date of coverage;

     3. You must promptly notify us of any premium dispute and provide us with information to enable us to resolve such dispute. Any premium or portion thereof not disputed in good faith must be remitted to us as provided in this Agreement.

B.        DIRECT BILLED POLICIES

On business placed by you which we designate as "direct billed", the following provisions apply:

1. We are responsible for billing and collecting all premiums (other than initial premiums on new business) for such insurance contracts;

2. You shall submit all applications to us and shall collect and remit to us with each new application, the total premium or partial payment in gross (without deduction of commissions);

3. We will provide you with a monthly account of all premium, returned premium and commission transactions pertaining to your "direct billed" business. Commissions on "direct billed" policies shall be computed in accordance with the attached Commission Schedule. We will pay you within thirty (30) days after the end of the month in which those premiums are recorded by us. You agree to remit any balance due to us not later than forty-five (45) days after the end of the month for which such statement was prepared.

4. At the same time we mail the billing notice, cancellation or non-renewal notice to your insured, we will mail you a copy. We will make reasonable effort to mail you a copy of any other insurance document at the same time it is mailed to your insured. All such materials will reference your name.


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C.        AUDITED POLICIES

On policies placed by you which require audits to validate the premium, or under reporting form policies, the following provisions apply:

1. You will designate whether the policies will be reflected on your agency bill or direct bill account upon submission of the applications. If any additional premiums are developed by audit or under reporting form policies, you will be responsible to engage in reasonable collection efforts. In the event you are unable to collect said premiums, we will undertake the direct collection of the amount due and you will not be held responsible for the collection of such premiums provided:

     (a).  For Agency Billed Policies-

     You must notify the Company in writing that you are unable to collect all or any portion of the additional premiums within thirty (30) days after the end of the month shown on the statement which reflects the additional premium. If you fail to so notify the Company, you will remain responsible for the additional premiums.

     (b).  For Direct Billed Policies-

     You must notify the Company in writing that you are unable to collect all or any portion of the additional premiums within thirty (30) days after the date of our letter notifying you that all or any portion of the additional premiums has not been received by us. If you fail to so notify the Company, you will become responsible for the additional premiums and they will be charged to your account.

2. You will not be entitled to commissions with respect to premiums collected by us and with respect to which you have been relieved of your obligation to collect.

III.      HOLD HARMLESS
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A. We will indemnify and hold you harmless against all third party claims, liabilities, judgments or settlements, including reasonable attorney's fees arising out of the relationship of the parties under the terms of this Agreement, which are caused solely by our negligence, gross negligence or willful misconduct arising as a result of the following:

     (1). An act or omission by us in the preparation or handling of any contract of insurance or billing procedure, except to the extent that you have caused or contributed to such error; or

     (2). The failure of the insured to receive notice of cancellation, non-renewal or any other notice effecting coverage on "direct billed" business, where such notices are sent directly to the insured by us.

B. You must immediately notify us in writing when you receive any claim or legal action to which Section III, Paragraph A., applies and we shall have the right to investigate any such claim and to participate in or assume the defense of such legal action.

C. You shall not, except at your own cost, voluntarily make any payment, assume any liability or incur any expense without our prior written consent.

D. You will indemnify us for liabilities, fines or penalties imposed against us as a result of violation of statues or regulations by you, your employees, or authorized sub-agents.


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IV.       TERMINATION AND SUSPENSION
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A. This Agreement shall automatically terminate without notice to you, upon:

     1. The effective date of the termination, cancellation, revocation, or non-renewal of your license or certificate of authority.

     2. The effective date of the sale, change in majority ownership, assignment, transfer or merger of your agency, including the sale, assignment or transfer of a substantial portion of your agency expirations or book of business placed with us, unless we appoint your successor as an independent agent authorized to do business with us.

B. This Agreement may be terminated immediately by us upon notice to you in the event of the following actions or inaction by you, your employees, or authorized sub-agents:

     1.  Fraud, willful misconduct, abandonment, or gross negligence; or

     2.  Violation of any insurance law or regulation; or

     3.  Misappropriation of any funds or property; or

     4. Failure to remit any monies on a timely basis as required by this Agreement; or

     5. The insolvency, bankruptcy or reorganization of the institution of such or similar proceedings against you; or

     6. Violation or breach of any provision of this Agreement or obligation arising out of this Agreement or any other agreement between the parties or with an affiliate; or

     7. The termination, cancellation, revocation, or non-renewal of the license or certificate of authority of a principal in the agency.

C. This Agreement may also be terminated at any time with or without cause:

          1. By either party giving at least sixty (60) days written notice to the other, subject to applicable regulatory and statutory requirements.

          2. By mutual written agreement.

D. In the event this Agreement is terminated under Section IV, Paragraph C., and provided that you have properly accounted for and paid to us all premiums due:

          1. You shall not solicit or bind any new risk on our behalf. You shall not increase any existing risk, except with our prior written consent, which may be granted or withheld at our sole discretion.

          2. Unless otherwise notified by us in writing:

               a). You shall continue to do business with us for the sole purpose of servicing insurance contracts placed by you with us which are in force or renewed at our election or as required by law after the date of termination of this Agreement.

               b). You shall only issue and countersign appropriate endorsements on contracts of insurance in force which do not increase or extend our liability unless you have received specific written approval for any such increase or extension.

               c). Subject to our underwriting rules in existence at the time of renewal, we shall permit the renewal of policies, in effect on the date of termination, for a period not to exceed that required by state statute.


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               d). The rates of commission in effect on the date of termination will apply to renewals authorized under this paragraph. Under no circumstances will commissions be paid to you if you are no longer the agent of record or your license has been suspended, revoked or terminated on the effective date of the insurance contract.

          3. Subject to the above, your responsibility and authority for reporting of risks and losses and accounting for and payment of premiums remain unchanged and are as set forth in this Agreement.

E. In the event of termination of this Agreement under Section IV, Paragraphs A or B, any premiums held by you or premiums for which you have the responsibility for collection, shall be remitted to us immediately. In any event, if you have not properly accounted for and paid to us all premiums for which you are liable at the date of such termination or thereafter, you agree to be responsible for any and all reasonable attorney's fees (including in-house counsel) and expenses incurred by us in the collection of such overdue premiums, as well as interest from the date such premiums become due until paid at a per annum rate equal to 3% above the "prime rate" of interest published in THE WALL STREET JOURNAL on the first business day following the effective date of termination of this Agreement.

F. If this Agreement terminates and you have not properly accounted for or paid to us all premiums for which you are responsible, or pledged to us collateral acceptable to us, your rights of ownership, use and control of the expirations of all business placed with us will automatically pass to us and you hereby grant to us a security interest in such expirations, enforceable as provided in this paragraph. We have the right to sell the expirations and records in order to collect what you owe us. If we sell the items for more than you owe us, we will pay the difference, less our expenses (including in-house or other legal fees), to you. If we sell your expirations and records for less than what you owe us, you must pay the difference, plus our expenses (including in- house or other legal fees), to us.

G. In lieu of termination and at our sole option and discretion, we may suspend some or all of your authority under this Agreement. Any decision to suspend some or all of your authority under this Agreement shall in no way waive our right to terminate this Agreement in accordance with any of the provisions of this
Section IV.

H. All company policies, forms, applications, and other supplies, equipment or any material bearing our company name or logo furnished by us to you remain our property and must be accounted for and returned by you to us immediately upon demand and/or termination of this Agreement.

I.  In the event that:

          1. You fail to comply with our underwriting rules, regulations concerning submission of business, or the terms of this Agreement; or

          2. You are delinquent in either accounting or payment of any monies due us pursuant to this Agreement; or

          3. You have failed in any material respect to comply with the terms of this Agreement.

          We may immediately suspend your authority to:

                    (a).  Bind coverage of risks;
                    (b).  Write any new or renewal business;
                    (c).  Change any existing policy and/or;
                    (d).  Withhold monies due us by you.


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

V.  GENERAL PROVISIONS

A.        Accessibility of Records

          You shall provide us with copies of your financial statements upon our request. You shall also make available to us for inspection and audit such other accounting and other records, as we may reasonably require, and which relate to business you do with us. Our right to audit your records shall continue, after the termination or expiration of this Agreement, as respects to business written by you with us.

B.        Addition of an Affiliate Company

          We may add, as a party to this Agreement, any other affiliated insurance company by providing you with written notice. In such event, references to "we", "us", "our(s)" or "Company" shall also include such newly added insurer.

C.        Advertising

          You may not include reference to us or any of our policies or services in any advertising without our express written consent.

D.        Amendment of Agreement

          This Agreement may be amended at any time by mutual agreement between the parties which explicitly references this Agreement. Such amendments must be evidenced by a written amendment signed by you and us to be effective. We may also revise this Agreement, including any commission rates under any Commission Schedule, by giving you at least sixty (60) days written notice of such revision. During the term of this Agreement, the commission rates specified in any Commission Schedule(s) shall remain in effect unless revised as provided above, except that we will not, without your consent, revise commissions with respect to any one line of insurance listed on the Commission Schedule more frequently than once in any twelve (12) month period. No waiver of any provision of this Agreement shall be effective, unless signed by the party against whom enforcement of such waiver is sought.

E.        Assignment of Rights

          You may not assign any rights or obligations under this Agreement without our express written consent.

F.        Authorization for Liability

          Unless otherwise authorized by us in writing, you may not commit us to any liability in connection with any claim or loss.

G.        Confidential and Proprietary Information

          You understand and acknowledge that, during the term of this Agreement, you may gain access to certain confidential and proprietary information relating to the Company and its business and you agree to keep all such information confidential, including after termination of this Agreement. In addition, if we allow access to our data processing files through a computer terminal or other data processing equipment, then you shall be responsible for maintaining the security, integrity and confidentiality of such data processing files and agree not to download such files without our prior written consent.

H.        Corporations

          In the event that, under this contract, you are a corporation, the undersigned individuals jointly and severally guarantee for themselves, heirs, successors and assigns, the faithful performance of this contract by you. You agree to pay any money, for which you may become liable to us, pursuant to this Agreement in which you fail or refuse to promptly pay upon demand.

I.        Entire Agreement

          This Agreement supersedes and replaces any prior representations, understandings or agreements, whether written or oral, between the parties, including any prior agency agreement, except that this Agreement does not affect amounts owed under any prior agreement. The parties warrant that this Agreement (including the Commission Schedules applicable from time to time) is


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

          the entire agreement between them with respect to the subject areas addressed and the legal relationship between them, and they have relied upon no other statements, understandings or representations whatsoever as a basis for entering into this Agreement.

J.        Errors and Omissions

          You agree to maintain, at your own expense, a policy of errors and omissions insurance with solvent insurance carriers, in an amount not less than $300,000, providing coverage for the payment of sums which you, your sub-agent, officers or employees may become legally liable. This policy must be maintained throughout the term of this Agreement and renewals thereof. We retain the right to demand evidence of such insurance. Failure to comply with the terms of this paragraph shall, at our option, be grounds for immediate suspension of this Agreement.

K.        Independent Contractor

          This Agreement authorizes you to transact business with us as an independent agent, but only as expressly set forth herein. The parties expressly agree that the Agency acts as an independent agent and the relationship between you and us is an independent contractor relationship. In no case shall you be deemed to be or have any rights of an employee, joint venturer or partner of ours. This Agreement does not give you the exclusive right to transact business with us as an independent agent in any geographic area or for any kind of insurance, product or program, nor does this Agreement give us the exclusive right to your services and you are free to represent other companies of your choosing and to determine what mix of carriers is best for you and to otherwise conduct your business as you see fit.

L.        Interpretation of Agreement

          The interpretation of this Agreement shall be governed by the laws of the State of Missouri (without regard to any choice of law provisions). If any part of this Agreement is in conflict with applicable law, regulation, directive or order, or is found to be unenforceable, that part of this Agreement will be deemed modified to conform with such law, regulation, directive, order or finding of unenforceability. No other provisions of this Agreement will be affected.

M.        Notice Effective Date

          Unless otherwise specified in this Agreement, any notices provided under this Agreement shall be deemed effective upon the earlier of Five (5) business days after mailing or upon receipt.

N.        Offset of Amount Due or Owed

          In the event you fail to pay any amount due us under this Agreement or otherwise, we are entitled to offset said amount by crediting your account or by deducting said amount from any balance we may owe you. No notice shall be required prior to exercising our right to offset.

0.        Ownership of Expirations

          While this Agreement is in effect and subject to Section IV, Paragraph F., you own all your expirations whether agency billed or "direct billed", and all your records of business produced by you. Unless authorized by you, we may not use or authorize anyone else to use our records of your business or expirations in order to sell, service, or renew any policy or other product unless otherwise permitted by this Agreement; however, we may provide insureds with general information about Columbia Insurance Group, insurance coverage, proposed laws or regulations and coverages or services available through Columbia Insurance Group.

P.        Performance of Others

          You assume full responsibility and liability for the performance of all duties and obligations, as set forth herein, by all of your partners, associates, officers, employees, agents, sub-agents or producers. Any act or omission, or breach of the Agreement, by any of your partners, associates, officers, employees, agents, sub-agents or producers shall be deemed an act, omission or breach by you and we may exercise our rights under


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

          this Agreement as if such act, omission or breach had been committed by you.

Q.        Right to Accept and Reject Business

          Subject to applicable laws and regulations, we reserve the right to reject, for any reason, any business submitted by you and we are not obligated to accept submissions for or to write or to continue to write any business that no longer meets our underwriting guidelines or business objectives. No provision of the Agreement shall limit our right to restrict or withdraw from our writing of any kind of business in any jurisdiction.

R.        Underwriting Associations, Syndicates, etc.

          The provisions of this Agreement shall not apply to business administered by underwriting associations, syndicates, pools or like organizations.

S.        Your Responsibility for Expenses

          We will not be responsible for expenses, fees, taxes or any other charges whatsoever incurred by you or on your behalf, except as authorized by us in writing.

WITNESS, THE PARTIES HAVE EXECUTED AND YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTOOD THIS AGREEMENT:

INDEPENDENT AGENT OR AGENCY:
------------------------------------------------
By:  /s/ Michael Hess
   ---------------------------------------------
Name: Michael Hess
     -------------------------------------------
Title: President
      ------------------------------------------
Date: April 6, 2000
     -------------------------------------------


By:
   ---------------------------------------------
Name:
     -------------------------------------------
Title:
      ------------------------------------------
Date:
     -------------------------------------------


COMPANY:
------------------------------------------------
By: /s/ Dwight Tully
   ---------------------------------------------
Name: Dwight Tully
     -------------------------------------------
Title: V.P. - Branch Manager
      ------------------------------------------
Date: April 6, 2000
     -------------------------------------------


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

                                    SCHEDULE FOR
                         COLUMBIA MUTUAL INSURANCE COMPANY

                                  FEBRUARY 1, 1995

               Commission Schedule Columbia Mutual Insurance Company

LINES OF BUSINESS         NEW                      RENEWAL
-----------------         ---                      -------
Homeowners                12.5%                      12.5%

Personal Auto             10%                        10%

Personal Umbrella         12.5%                      12.5%


The Commission Rates contained herein are subject to modification by the Company upon 180 days notice or applicable statutory notice, whichever is less.

---------------------------------------------
                  Date
 10-25-96

 /s/ Michael Hess
---------------------------------------------
          Agency Representative

 /s/ Dennis D. Roth
---------------------------------------------
         Company Representative

                                  SCHEDULE FOR
                            PATRONS INSURANCE COMPANY
                                FEBRUARY 1, 1995

                 Commission Schedule Patrons Insurance Company

 LINES OF BUSINESS             NEW                   RENEWAL
 -----------------             ---                   -------
 Standard Fire                 15%                    12.5%
 F.C.P.L.                      20%                    15%
 C.P.L.                        15%                    12.5%
 Homeowners                    15%                    12.5%
 Farmowners/Ranchowners        20%                    15%
 Mobile Homeowners             15%                    12.5%
 Accommodation Fire Lines      15%                    12.5%
 Auto                          10%                    10%
 Personal Umbrella             15%                    12.5%

 Commercial Package Policy     20%                    20%
 General Liability             20%                    20%
 Commercial Fire               20%                    20%
 Commercial Auto               15%                    15%
 Inland Marine                 20%                    20%
 Crime                         20%                    20%
 Fire and Allied Lines         20%                    20%
 Business Owners               20%                    20%
 Commercial Umbrella           10%                    10%
 Workers Compensation          5%                     5%

The Commission Rates contained herein are subject to modification by the Company upon 180 days notice or applicable statutory notice, whichever is less.

                  Date
 10-25-96

 /s/ Michael Hess
          Agency Representative

 /s/ Dennis D. Roth
         Company Representative

                                  SCHEDULE FOR
                       COLUMBIA NATIONAL INSURANCE COMPANY
                                FEBRUARY 1, 2000

                                     KANSAS

             Commission Schedule Columbia National Insurance Company

LINES OF BUSINESS                        NEW                    RENEWAL
-----------------                        ---                    -------
Standard Fire                            15%                     12.5%
F.C.P.L.                                 20%                       15%
C.P.L.                                   15%                     12.5%
Homeowners                               15%                     12.5%
Farmowners/Ranchowners                   20%                       15%
Accomodation Fire Lines                  15%                     12.5%
Auto                                     10%                       10%
Personal Umbrella                        15%                     12.5%

Commercial PackagePolicy                 20%                       20%
General Liability                        20%                       20%
Commercial Fire                          20%                       20%
Commercial Auto                          15%                       15%
Inland Marine                            20%                       20%
Crime                                    20%                       20%
Fire and Allied Lines                    20%                       20%
Business Owners                          20%                       20%
Commercial Umbrella                      10%                       10%
Workers Compensation                      5%                        5%

The Commission Rates contained herein are subject to modification by the Company upon 180 days notice or applicable statutory notice, whichever is less.


April 6, 2000
-----------------------------
         Date


/s/ Michael Hess
-------------------------------------
        Agency Representative


/s/ Dwight Tully
-------------------------------------
       Company Representative

                           AGENCY PROFIT SHARING BONUS

         This Agreement is a part of the Agency Contract between Columbia
Insurance Group and Brooke Corporation  Effective Date:   April 1, 2000
                    ------------------                  -----------------

                              W I T N E S S E T H:

         In consideration of the mutual covenants and agreements contained herein and in the Agency Agreement between the parties hereto, the Company agrees to pay the Agent additional compensation in the form of a share in the underwriting profits on business produced by Agent subject to the following provisions:

         1. This Profit Sharing Bonus Agreement shall apply to all property and casualty business written by Columbia Insurance Group for the account of the Agent for which commission is specified in the attached Agency Agreement.

         2. At the end of each calendar year the underwriting profit or loss shall be calculated by the Company from their records as follows:

              a. Income: Premiums earned on policies written as computed by the Company.

              b. Losses: Losses incurred represent the total of the loss payments made during the calendar year, plus the actual case estimates on losses outstanding at the end of the calendar year, less the actual case estimate on losses outstanding at the beginning of the calendar year. Losses shall be charged in the period during which they are incurred or increased, regardless of the policy date. Decreases in reserves shall be credited in the period during which they are decreased.

              c. Adjusting Expense: Adjusting expense shall be calculated at a rate of 10% of the current year incurred losses.

              d. Commission Expense: Commission expense shall be computed by dividing commissions paid to Agent by premiums written to obtain the percentage of commissions paid. The percentage is then applied to the earned premium to determine commission expense for the current year.

              e. Taxes and Underwriting Expenses: Shall be computed at a rate of 20% of current year earned premium.

              f. Deficit Carryforward: Shall include any deficit incurred during the two preceding calendar years.

              g. Underwriting Profit or Deficit: Underwriting profit or deficit shall be determined as the difference between Item a and the sum of Items b, c, d, e and f.

         3.   PROFIT SHARING BONUS COMPUTATIONS:

         The amount of Profit Sharing Bonus earned by Agent shall be the result of multiplying the underwriting profit as determined above by the applicable percent from the table below:

                       Net Written Premium                            Profit Sharing Percentage
                       -------------------                            -------------------------
                        $ 35,000 -  99,999                                      10.0%
                        $100,000 - 199,999                                      12.5%
                        $200,000 - 349,999                                      15.0%
                        $350,000 - 499,999                                      20.0%
                        $500,000 - or more                                      25.0%


         4.   ADDITIONAL STIPULATIONS:

              a. No Profit Sharing Bonus will be payable for any calendar year in which the net premiums written by the Agent are less than _______ except for the partial year ending December 31st following the effective date of this agreement, in which case the minimum net premium shall be $35,000. The partial year threshold provided in this paragraph shall only be applicable to newly appointed agents, and shall not be applicable in cases where Agent has acquired a book of business, producer or an agency which is subject to an Agency Agreement with Company at the time of said acquisition.

              b. No Profit Sharing Bonus will be payable for any year, if at any time during the year, the agent is past due in the payment of his account with Company, according to the records of the Company. Minor differences between agent's and company's records or failure to pay until a disputed item is adjusted shall not constitute delinquency.

              c. Beginning with the second full calendar year in which Agent represents the Company, an additional 25% will be added to the Profit Sharing Bonuses if current written premiums increase by 15% or more over the previous year; 25% will be deducted from the Profit Sharing Bonuses if current written premiums decrease by 15% or more over the previous year.

              d. No Profit Sharing Bonus will be payable if the Agency Agreement is terminated by either party for any reason. In the case of termination initiated by the Company, an Agency Agreement shall be considered to be cancelled at such time as the Agent is no longer authorized to submit new risks to the Company for consideration.

              e. In the event that an agency is sold, the purchaser shall assume the incurred losses and earned premiums and deficit carryforward, if any, of the purchased agency. Any earned Profit Sharing Bonus shall be paid to the party owning the Agency at the end of the calendar year. A division of the Profit Sharing Bonus agreed upon between purchaser and seller shall be their responsibility and shall not be binding upon the Company. All agencies qualifying for profit sharing will be determined by the Company, whose decisions shall be final, and no representative or agent has authority to change any provision of this plan.

              f. This Profit Sharing Bonus plan shall be effective on the date shown above and will supersede all previous commission agreements and shall run concurrently with each calendar year and may be terminated by the Company at any time upon written notice to the agency. Payment of Profit Sharing Bonuses will be made as soon as possible following the close of the calendar year.

              g. When a principal is a principal of multiple agencies, Profit Sharing Bonus calculations shall be based on the combined earned premiums, incurred losses, written premiums, expenses and deficits of the multiple agencies.

              h. This agreement may be amended in writing when signed by both the Company and the Agent. The amended Agreement will be effective in the following calendar year.

         IN WITNESS WHEREOF, the Agreement has been executed in duplicate this 6th day of April, 2000.
---        ------------

    Brooke Corporation                      COLUMBIA INSURANCE GROUP
------------------------------
       Agency Name

     /s/ Michael Hess                         /s/ Dwight Tully
------------------------------              ---------------------------------
                                                          Branch Manager

        President                             /s/ Connie Burkes
------------------------------              ---------------------------------
          Title                                      Marketing Representative














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